                                   EXHIBIT 7


                             STOCK PLEDGE AGREEMENT


         THIS STOCK PLEDGE AGREEMENT is made effective the 28th day of November, 1997 (the "Effective Date") by GERALD D. ELLENBERG and KRISTIN MARY TOMCZAK as "Pledgors," KARNO, SCHWARTZ, FRIEDMAN, SHAFRON & WARREN, A Partnership Including Professional Corporations as "Pledge Holder," and NORTON S. KARNO, TRUSTEE OF THE NORTON S. KARNO, A PROFESSIONAL CORPORATION, AMENDED AND RESTATED EMPLOYEES' RETIREMENT PLAN AND TRUST as "Pledgee".

         1. PLEDGE. Pledgors hereby deposit with Pledge Holder and do hereby, as of the Effective Date, pledge to Pledgee, as collateral security for the payment in full, faithful, true and exact performance and observance of all of the covenants and conditions of Pledgors as Makers of that certain Promissory Note of even date herewith in the original principal amount of $1,022,400, including but not limited to the payment, in full, of all such indebtedness and any interest thereon, and other sums payable to Pledgee upon or with respect to such indebtedness (collectively, the "Obligations"), Pledgors' property (the "Collateral") described as

                  All of Pledgors' shares of and warrants to purchase shares of the common stock of Radius, Inc., a California corporation ("Radius"), whether held in the name of either of Pledgors or held in the name of any other person or entity for the benefit of Pledgors, or either of them, including but not limited to any and all shares of and warrants to purchase shares of Radius common stock acquired by Pledgors or any other person or entity for the benefit of Pledgors, or either of them at any time and from time to time after the date hereof.

         2. PRIORITY OF PLEDGE. The within pledge is, or will be upon the acquisition of such shares and warrants by Pledgors, a first priority lien on such shares and warrants.

         3. POWER OF SALE ON DEFAULT. Pledgors hereby authorize and empower Pledgee, upon any default of any one or more of the Pledgors in the prompt payment or due performance of any of the Obligations, at its option and without notice to Pledgors, except as specifically herein provided, to collect, sell, assign and deliver, the whole or any part of the Collateral, and to execute, on Pledgors' behalf all documents required in connection therewith, including but not limited to any Assignment Separate From Certificate, or any substitute therefor, or any addition thereto, at public or private sale, for cash, upon credit, or for future delivery, without the necessity of the Collateral being present at any such sale, or in view of prospective purchasers thereof, and without any presentment, demand for performance, protest, notice of protest, or notice of dishonor, or advertisement, any such demand or advertisement being expressly waived. Pledgees shall give Pledgors, and each of them, and the Pledge Holder, ten (10) days' notice by United States mail, postage prepaid, at the addresses specified herein, of the time and place of any public or private sale. Upon such sale, Pledgees may become the purchaser of the whole or any part of the Collateral sold, discharged from all claims and free from any right of redemption. The foregoing is hereby made subject to the following provisions, to wit: That Pledgees shall include in such notice of the time and place of such sale a statement of the grounds upon which default(s) is (are) based; and, that during such ten-day period, Pledgors, or any one or more of them, may cure such default, in which event said sale shall not be held and it shall be deemed that no such default occurred.

         4. APPLICATION OF PROCEEDS. In case of any sale, transfer or disposal of the Collateral, whether pursuant to a sale by Pledgees under Paragraph 3 above, or any sale of all or any portion of Pledgors' interest in the Collateral (including but not limited to the sale of any call option with respect to the Collateral), Pledgors covenant and agree that the proceeds thereof shall first be applied to the payment of the expenses of such sale, commissions, attorneys' fees and all charges paid or incurred by Pledge Holder hereunder; second, to the payment of the expenses of such sale, commissions, attorneys' fees and all charges paid or incurred by Pledgees pertaining to sale, including any taxes or other charges imposed by law upon the Collateral and/or the owning, holding or transferring thereof; third, to the payment of the expenses of such sale, commissions, attorneys' fees and all charges paid or incurred by Pledgors pertaining to said sale but exclusive of any taxes or other charges imposed by law upon the owning, holding or transferring of the Collateral; fourth, to pay, satisfy and discharge the Note (and any other indebtedness of Pledgors under any of the instruments securing the Note); fifth, to pay, satisfy and discharge the duties and obligations of Pledgors pursuant to the Stock Pledge Agreement, and the respective indebtedness secured thereby, in the order of their respective priority; and sixth, to pay the surplus, if any, to Pledgors.

         5. ADDITIONAL RIGHTS OF PLEDGEES. Pledgee specifically and expressly reserve the right and remedy to disregard the security hereof, and to sue on the principal obligation secured hereby, and expressly declare that its remedies upon this Stock Pledge Agreement, to cause the sale of the Collateral at public or private sale in the manner as hereinabove set forth, or to bring an action of foreclosure and have the Collateral sold at judicial sale, are cumulative, and in addition to all other remedies that he may possess under the Uniform Commercial Code. Pledgee shall have the right to recover, as a part of any judgment in an action of foreclosure, commissions, attorneys' fees, and all charges and expenses paid or incurred by him in connection with any such foreclosure sale. Pledgee reserves the right to recover any deficiency judgment arising from such sale or sales, whether judicial or by way of pledge sale. However, Pledgee shall not be entitled to recover attorneys' fees and costs if any default is cured within the ten-day notice period described in Paragraph 3 above.

         6. ADDITIONS TO COLLATERAL. Any stock rights, and rights to subscribe, cash dividends, liquidating dividends, stock dividends, dividends paid in stock, new securities, or other property, which Pledgors may hereafter become entitled to receive on account of the Collateral, shall be and become a part of the Collateral, and in the event that Pledgors shall receive any such, they represent, warrant, covenant and agree that they will immediately deliver it to the Pledge Holder to be held by it in the same manner as the Collateral originally pledged hereunder.

         7. INDEMNITY. In case of any adverse claims in respect to the Collateral or any portions thereof, arising out of any act done or suffered by Pledgors, the Pledgors promise and agree to hold harmless and to indemnify Pledge Holder and Pledgee from and against any losses, liabilities, damages, expenses, costs and reasonable attorneys' fees incurred in or about defending, protecting, or prosecuting the security interests hereby created.

         8. ADVANCES TO PROTECT COLLATERAL. Pledgors agree to pay, prior to delinquency, all taxes, liens and assessments against the Collateral, and upon their failure to do so, Pledgee, at his option, may pay any of them, and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge same, and Pledgors' failure to pay same shall be a default hereunder and the sums so advanced shall be due and payable to Pledgees together with interest thereon at the rate of twelve percent (12%) per annum until fully repaid.

         9. NON-WAIVER. Any forbearance or failure or delay by Pledgee in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy of Pledgee shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing, executed by Pledgee.

         10. RELEASE OF COLLATERAL. When the Note shall have been fully performed and satisfied and Pledgee shall have received payment in full of the Note and all other sums due under the instruments securing the Note, then, and only then, this Stock Pledge Agreement shall be canceled and of no further force and effect, and Pledge Holder shall thereupon deliver to the respective Pledgors the Collateral free and clear of the lien of this pledge.

         11. VOTING RIGHTS. During the term of this Stock Pledge Agreement and so long as the Pledgors, and each of them, are not in default under the Obligations, the respective Pledgors shall have the right to vote any shares of stock pledged hereby on all corporate questions. The foregoing notwithstanding, Pledgors agree not to vote their shares of Radius stock, in any manner which would result in a liquidation, dissolution or merger of Radius until such time as the Obligations are wholly satisfied.

         12. SUCCESSOR PLEDGE HOLDER-LIMITATION ON LIABILITY. In the event that the Pledge Holder becomes incapacitated due to dissolution or disability so that it is no longer able to act as Pledge Holder, Kenneth L. Friedman, A Professional Corporation, shall thereupon be the Successor Pledge Holder. Pledgors hereby acknowledge that the Pledge Holder and the Successor Pledge Holder are affiliated with one another and with Pledgee and after consulting with independent legal counsel or, having had the opportunity to do so, having elected not to so consult such counsel, hereby waive all conflicts of interest arising out of Pledge Holder's and/or the Successor Pledge Holder's performance of its obligations hereunder. Pledge Holders shall only be liable to Pledgors for its acts of gross negligence or willful misconduct.

         13. PLEDGORS' REPRESENTATION AND WARRANTIES. Pledgors each represent and warrant that (i) Pledgors now own the Collateral, (ii) Pledgors have not heretofore sold, transferred, conveyed, hypothecated or otherwise assigned any of their interest in the Collateral to any other person or entity, (iii) unless and until the Obligations have been fully discharged, each of them will not (a) issue any replacement stock certificate with respect to the Collateral, or (b) make any further assignment or pledge of the Collateral, all without Pledgees' prior written consent.

         14. CONSTRUCTION. This Agreement, and all of the rights and duties in connection therewith, shall be governed by the laws of the State of Florida, the state in which the loan evidenced by the Note was made, and the state in which Pledgors maintain their principal residences.

         15. NOTICE. Any notice, report or writing required or permitted to be given hereunder shall be in writing and shall be served by delivering the same personally either to the other party, or to the agents, officers or other representatives thereof hereinbelow designated, if any, or by depositing the notice, contained in a sealed envelope, postage prepaid, in the United States Postal System as registered or certified mail, with return receipt requested or as Express Mail. Any and all such notices shall be delivered to the parties at their respective addresses specified in this paragraph. Any such notice deposited in the mail shall be conclusively deemed delivered to and received by the addressee two (2) business days after the deposit in the mail as registered or certified mail, return receipt requested, or one (1) business day after deposit in the mail as Express Mail if all of the foregoing conditions of notice shall have been satisfied and if such notice shall at the time of mailing have been contained in an envelope addressed as follows:

         To Pledgors:           Gerald D. Ellenberg and Kristin Mary Tomczak
                                1520 Gulf Boulevard, Suite 1406
                                Clearwater, Florida  33767

         To Pledgee:            Norton S. Karno, Trustee
                                16255 Venture Boulevard, Suite 1200
                                Encino, California  91436

         To Pledge Holder:      Karno, Schwartz, Friedman, Shafron & Warren
                                16255 Ventura Boulevard, Suite 1200
                                Encino, California  91436
                                Attention:  Kenneth L. Friedman

Any party hereto may change its address for the purposes of this paragraph by giving such other party notice, as provided for herein, of the new address.

         16. COUNTERPARTS. This Stock Pledge Agreement may be executed in counterparts; each thereof is hereby declared to be an original; all, however, shall constitute but one and the same agreement.

         17. HEIRS AND SUCCESSORS. This Stock Pledge Agreement and all of its terms and provisions shall be binding upon the heirs, successors, transferees and assigns of each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Pledge Agreement effective the date first hereinabove set forth.

         PLEDGORS:

                               /s/ Gerald D. Ellenburg
                               ------------------------------------------
                               GERALD D. ELLENBURG


                               /s/ Kristin Mary Tomczak
                               ------------------------------------------
                               KRISTIN MARY TOMCZAK

         PLEDGEE:





                               /s/ Norton S. Karno, Trustee
                               -----------------------------------------
                               NORTON S. KARNO, TRUSTEE OF THE
                               NORTON S. KARNO, A PROFESSIONAL
                               CORPORATION, AMENDED AND RESTATED
                               EMPLOYEES' RETIREMENT PLAN AND
                               TRUST

         PLEDGE HOLDER:

                               KARNO, SCHWARTZ, FRIEDMAN,
                               SHAFRON & WARREN, A Partnership
                               Including Professional Corporations


                               By:      KENNETH L. FRIEDMAN, A
                                        Professional Corporation,
                                        General Partner



                                        By:/s/ Kenneth L. Friedman
                                           --------------------------------
                                           KENNETH L. FRIEDMAN,
                                           President